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                                                                   EXHIBIT 10.16

November 5, 1996

Perry Schwartz
220 Walker Lane
Edgewood, KY 41017

Dear Perry:

This letter is to formally outline our offer of employment as Executive Vice President and Chief Financial Officer, for Baldwin Piano and Organ Company, based at our Corporate Offices in Loveland, Ohio.

The following is more specific information about the offer. Of course, all of these items are subject to the details of the specific plan documents. If you have any questions or want more detailed information, please feel free to contact Cindy Moeller at 576-4652.

ANNUAL AND LONG-TERM COMPENSATION

Base Salary                         Your starting annual base salary will be
                                    $180,000 (less withholdings and deductions), which will be paid monthly on the 25th of the month. The Company will review your salary annually.

Annual Incentive                    You will participate in Baldwin's
                                    Management Incentive Plan, which provides opportunity for an annual cash bonus. You will be eligible for an annual incentive of 24%, 30%, or 45% of your salary, subject to the level of the performance of the Company. The plan runs on a fiscal year basis, and your participation will begin in 1997.

Annual Incentive Stock Options      In 1997 you will be eligible for an annual
                                    incentive stock option grant, determined by the CEO, based on your individual contribution.

Special Stock Option Grant          On your first day of employment the Company
                                    will grant you a qualified option to
                                    acquire 10,000 shares of the Company's
                                    common stock. The per share exercise price will equal the closing share price of the Company's common stock on the NASDAQ Market on your commencement date. Your right to exercise 20% of these options will vest immediately on your commencement date, and an additional 20% of the options will vest on each anniversary of your commencement date. These options will expire on the earlier of the following: ten years from the date of the grant or three months following the termination of your employment.

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Long-Term Incentive Plan            You will be eligible to participate in
                                    Baldwin's Long-Term Incentive Plan, which covers a three-year period and which pays out at the end of the third year. The current Long-Term Incentive Plan covers 1994-1996. Under this plan awards are based on Company performance over the three-year period. At your level you would be eligible for an award of 0%, 40%, 60%, or 80% of your third-year base salary. The awards may be paid in restricted stock, cash, or a combination. You will be eligible for an award under this plan, pro-rated for your length of employment during the period covered by the plan. A new Long-Term Incentive Plan will be adopted for 1997-1999. We are currently investigating alternatives to this long-term incentive plan.


BENEFITS

Medical and Dental Benefits         You will be eligible to participate in the
                                    medical and dental plan ninety days after your commencement date. The current medical plan is a point-of-service plan, and you will select a primary care physician, who will direct your medical care. Your share of the monthly premium for 1996 would be $120.00 for family coverage or $45.00 for single coverage. The maximum annual dental benefit is $1,000 for each family member.

                                    Co-pay for doctors' visits in the network is $12. There is a prescription card with a co-pay of $7 for generic drugs and $12 for branded drugs. Also there is a mail order prescription provision with a $7 co-pay for a three-month supply of maintenance drugs.

Flexible Spending Plan              You will be eligible for the Flexible
                                    Spending Plan, which allows you to make a salary deferral to pay certain items with pre-tax dollars. You may defer up to $2,000 annually to the Medical Reimbursement
                                    Account and up to $5,000 to the Dependent
                                    Care Reimbursement Account.

Retirement Plan                     Baldwin has a 401(k) plan, which has two
                                    parts. First, after you have been employed for 30 days, you will be eligible to make salary deferral contributions to the Plan
                                    (up to a certain limit). Second, after you have been employed for one year, the Company will contribute on an annual basis to your account an amount equal to 3% of your salary, plus match your salary deferral contributions at the rate of 50%
                                    (up to a certain overall limit).

                                    In addition, Baldwin has a Non-Qualified
                                    Deferred Compensation Plan, to which you also will be able to make salary deferral contributions (up to a certain limit) after 30 days of employment. After one year of employment, your deferrals to this Plan will be matched at the rate of 50% (again, up to a certain overall limit).

                                    You will choose from the options available in each plan how to direct the investment of these funds.

                                    You will be 100% vested in all Company
                                    contributions after five years.

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Vacation                            You will be entitled to four weeks of paid
                                    vacation annually beginning in 1997. You will receive pro rata vacation for 1996.

Long-Term Disability                You will be offered long-term disability at
                                    group rates.

Life Insurance                      The Company provides life insurance in an
                                    amount equal to 1-1/2 times your annual W-2 earnings. This amount is adjusted annually.

Educational Assistance              You will be eligible for educational
                                    assistance after one year of employment.

OTHER

Change of Control Agreement         Attached to this letter is the Change of
                                    Control Agreement that had been approved by the Board of Directors for a few select, critical senior executives. This Change of Control Agreement will supersede this compensation package in the event of change of control. This will give you assurance of financial protection for a period of time if Baldwin has a change of control and your employment is terminated either directly or constructively as a result.

Separation Agreement                If your employment is terminated
                                    involuntarily by Baldwin within the first twelve months of your employment and not for cause, you will be entitled to severance of $15,000 per month (less withholdings and deductions) for 6 months from the termination date. If on that date you are not employed elsewhere and have made good faith attempts to seek employment, you will be entitled to the same monthly pay per month until employed up to an additional three months. In addition, we will provide reasonable outplacement services.

Employment at Will                  If employed, your employment with the
                                    Company is at-will.

Drug Screen/Background Check        This offer is contingent upon successful
                                    completion of a pre-employment drug screen and a background check.

Commencement Date                   To comply with Federal law, we will need
                                    you to provide us with proof of identity
                                    (passport, driver's license, or
                                    military/school identification) and a
                                    document that establishes employment
                                    eligibility (Social Security card, birth certificate, or employment "green card").

Perry, I am certainly looking forward to having you join us at Baldwin.

Sincerely,


Karen L. Hendricks

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November 11, 1996

Mr. Perry H. Schwartz
220 Walker Lane
Edgewood, KY 41017-2600

Dear Perry:

This letter is in response to your letter of November 7, 1998, accepting employment as Executive Vice President and Chief Financial Officer of Baldwin Piano & Organ Company, with the following modifications and supplemental points:

1. The provisions set forth in Section V of the Change of Control Agreement submitted to you will become a part of your employment arrangement from the outset, including as an inducement of your acceptance, Baldwin's Indemnification Agreement attached, whether or not the Change of Control Agreement ever becomes operative.

2. Your job responsibilities are outlined in Schedule A attached, subject to the reasonable assignment by the President and CEO of additional or different duties, so long as the nature of same shall be consistent with and appropriate to an executive position of no lesser level than that of other executives reporting directly to Baldwin's President and CEO.

3. You shall be afforded resources and authorities which are approved by Baldwin's President and CEO and which are reasonably sufficient to successfully perform your assigned duties, including reasonably suitable office space in Baldwin's Loveland, Ohio headquarters facility and secretarial assistance.

4. The provisions regarding "separation" shall be restated as follows: "If your employment is terminated by Baldwin within the first twenty-four (24) months of your employment without Cause, as "Cause" is defined below, you will be entitled to severance of $15 thousand per month from the termination date, for 12 months. Under all circumstances of termination by Baldwin, except for Cause, we will provide reasonable outplacement services and the opportunity under law to elect COBRA benefits.

     For this purpose, "terminated" shall be deemed to include "constructive termination" as defined in Section IV, 1 of the Change of Control Agreement, and "Cause" shall be defined as: (i) willful failure to perform the duties of the job; (ii) gross neglect in carrying out the duties of the job; (iii) willful misconduct which is demonstrable and materially injurious to Baldwin; (iv) conviction of a felony after one promptly filed unsuccessful appeal; or (v) a material breach by you of any of the terms of the employment arrangement between Baldwin and you."

Sincerely,                              ACCEPTED AND AGREED


Karen L. Hendricks                      _______________________________________
                                        Perry H. Schwartz           Date

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                        SCHEDULE A (AS REVISED 11/8/96)
                        CFO RESPONSIBILITIES/AUTHORITIES
                            BALDWIN PIANO AND ORGAN

Organizational:

-   Corporate Secretary
-   Controller
-   Treasury
-   Financial Analyses
-   Information Systems
-   Risk Management


Functional:

-   Analyses
-   Business Planning
-   Create/Implement Financial Controls
-   Information Systems
-   Taxes
-   Shareholder Relations - via active support to CEO's Program
-   Organizational/Cultural Change Essential to Strategic Growth/Profitability
    - via active support to CEO and HR Director
-   Protection of Assets

Tasks (Performance Criteria for CFO):

- Lead the financial contribution to formal strategic planning and to the analysis and rationalization of organizational change and manufacturing operations.

- Develop Company financial policies which enhance/establish systems of Internal control as well as accounting policies and procedures to properly record the Company's business transactions and to provide the Company's asset accountability.

- Lead the Company's efforts in managing its banking relationships to evaluate debt financing and lines of credit and secure alternate sources if best for the Company.

- Provide and analyze financial information that will facilitate effective evaluation of and decision-making about growth opportunities, including joint ventures, acquisitions, and make-or-buy decisions.

- Actively support the CEO's efforts to develop and maintain effective Investor relations.

- Analyze financial results to determine the business performance in comparison to the current operating plan and highlight opportunities to take action.

- Lead, analyze, and make comprehensive recommendations that will optimize the manufacturing costs systems and related information systems.

- Ensure that the Companies contracts for appropriate and high-quality auditing services for the purpose of SEC/public accounting and manage the relationship with that firm.

- Coordinate data processing activities for the Company to ensure that up-to-date, relevant, statistical data concerning sales, orders, production, Inventories, actual manufacturing costs, accounts receivable, and operations results are available on a timely basis.